Exhibit 99.1

FOR IMMEDIATE RELEASE
Financial Contact:
Janie Brown, Chief Financial Officer
503-359-2653

Merix Corporation Reports First Quarter Results

Merix will conduct a conference call and live webcast on September 18, 2002 at 2:00 p.m. PT. To access the webcast, log on to www.merix.com. For those who cannot listen to the live broadcast, a phone replay will be available until midnight on September 25, 2002 by calling 719-457-0820 access code 343691. An on-line replay will be available for two weeks.

FOREST GROVE, OR, September 18, 2002—Merix Corporation (NASDAQ:MERX) today reported financial results for its first quarter ended August 24, 2002. Sales for the quarter were $24.1 million compared to $27.7 million for the first quarter of fiscal 2002. The Company had a net loss this quarter of $2.8 million or $0.20 per share compared to net income of $542 thousand or $0.04 per share for the same period last year. Sales for the fourth quarter of fiscal 2002 ended May 25, 2002 were $21.5 million with a loss of $0.25 per share.

Gross margin improved to 1.7% in the first quarter, compared to a gross margin of negative 4.6% in the previous quarter. The improvement in gross margin resulted from higher capacity utilization, improved productivity, and reduced material costs, partially offset by average prices that were about 10% lower than the previous quarter. Merix continues to maintain a strong balance sheet with $55.5 million in cash and investments and debt to total capitalization of 16%.

Mark Hollinger, CEO and President of Merix Corporation, commented, “Industry conditions continue to be tough, but our first quarter of fiscal 2003 is our second quarter in a row with improvements in both sales and earnings and the third consecutive quarter with a positive book-to-bill ratio. Premium revenue comprised 29% of sales and consisted primarily of quick-turn prototype orders. We are very pleased that Sun Microsystems, who we announced as a new customer last quarter, has become a top five customer this quarter.”

Hollinger continued, “We believe our sales growth is a result of the successful execution of our strategy with new customers and programs coupled with a reduction of excess customer inventories, rather than a result of recovery in the end markets. In response to these market conditions, we are continuing to take actions to reduce our break-even point through reduced material cost and increased labor productivity. Lead times are still short which makes forecasting difficult. However, we currently expect sales for the second quarter to be between $25 and $27 million, with a loss of between $0.14 and $0.18 per share. We also expect that pricing in the second quarter will be stable compared to the first quarter.”

Hollinger concluded, “The entire Merix team continues to focus on excellence in execution–in our sales strategy, in our operations, and in customer satisfaction. We believe we are well positioned to meet customer needs and achieve financial success when end-market conditions improve.”

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, high-end computing and storage, and test and measurement segments of the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward-looking statements in this release relating to the Company’s prospects, including estimates of sales and earnings, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: the effects of the slow-down in the general economy and the electronics and printed circuit board industries; the ability of emerging growth company customers to secure capital; customer order levels, product mix and inventory build-up; levels of premium and quick-turn sales; lower than expected or delayed sales; pricing and other competitive pressures in the industry; our ability to reduce costs, including those associated with our capacity expansion program; and other risks described from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 25, 2002. Merix Corporation does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.

MERIX CORPORATION

CONDENSED STATEMENTS OF OPERATION
(in thousands, except earnings per share data, unaudited)

	Three Months Ended
	August 24,	August 25,
	2002	2001
Net sales	$24,118	$27,669
Cost of sales	23,716	22,700

Gross profit	402	4,969

Engineering	1,586	1,393
Selling, general and administrative	3,027	3,213

Total operating expense	4,613	4,606
Operating income (loss)	(4,211)	363
Interest and other income (expense), net	(499)	484

Income (loss) before taxes	(4,710)	847
Income tax expense (benefit)	(1,884)	305

Net income (loss)	$(2,826)	$542

Net income (loss) per diluted share	$(0.20)	$0.04

Shares used in per share calculations	14,430	14,477

MERIX CORPORATION

CONDENSED BALANCE SHEETS
(in thousands)

	August 24,	May 25,
	2002	2002
	(unaudited)
ASSETS
Cash and short-term investments	$55,489	$51,930
Accounts receivable, net	12,352	10,808
Inventories	6,145	5,007
Income tax receivable	1,302	1,693
Deferred income taxes	1,592	1,574
Other current assets	1,492	1,036

Total current assets	78,372	72,048
Property, plant and equipment, net	82,501	83,647
Deferred income taxes	7,298	5,392
Other assets	1,097	115

Total assets	$169,268	$161,202

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$7,706	$6,468
Accrued compensation	2,719	2,428
Accrued warranty	1,310	1,310
Other accrued liabilities	2,193	2,197

Total current liabilities	13,928	12,403
Long-term debt	25,000	16,000

Total liabilities	38,928	28,403
Shareholders’ equity	130,340	132,799

Total liabilities and shareholders’ equity	$169,268	$161,202

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except EPS)

	Q1 02		Q4 02		Q1 03
SUMMARY OPERATING RESULTS
Net Sales	100.0%	$27,669	100.0%	$21,522	100.0%	$24,118
Cost of Sales	82.0%	22,700	104.6%	22,520	98.3%	23,716
Gross Profit (Loss)	18.0%	4,969	-4.6%	(998)	1.7%	402
Engineering Expense	5.0%	1,393	7.4%	1,586	6.6%	1,586
Selling, General & Administrative Expense	11.6%	3,213	13.3%	2,868	12.6%	3,027
Total Operating Expense	16.6%	4,606	20.7%	4,454	19.1%	4,613
Operating Income (Loss)	1.3%	363	-25.3%	(5,452)	-17.5%	(4,211)
Interest and Other Income (Expense), net	1.7%	484	-2.0%	(429)	-2.1%	(499)
Pretax Income (Loss)	3.1%	847	-27.3%	(5,881)	-19.5%	(4,710)
Net Income (Loss)	2.0%	542	-17.0%	(3,654)	-11.7%	(2,826)
Effective Tax Rate		36.0%		37.9%		40.0%
Shares for EPS		14,477		14,384		14,430
Diluted Earnings (Loss) Per Share		$0.04		$(0.25)		$(0.20)
SALES BY MARKET SEGMENTS (% of Sales)
Communications	66%	$18,268	82%	$17,653	75%	$18,164
High-end Computing & Storage	15%	4,056	9%	1,972	14%	3,351
Test & Measurement	17%	4,685	7%	1,406	9%	2,048
Other	2%	660	2%	491	2%	555
KEY FINANCIAL RATIOS
Cash from Operations		$3,611		$(3,602)		$(2,323)
Inventory Turns—Annualized		16		20		17
Receivable Days		49		46		45
Debt to Total Capital		0.15		0.11		0.16
EBITDA		$2,682		$(3,115)		$(1,954)
OTHER
Capital Expenditures		$6,969		$710		$1,809
Depreciation and amortization (% of sales)	9.2%	$2,540	13.1%	$2,825	11.5%	$2,781